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Exhibit 5

AMENDMENT NO. 2 TO PREFERRED STOCK RIGHTS AGREEMENT

        This Amendment No. 2 (the "Amendment"), dated as of August 20, 2004, to the Preferred Stock Rights Agreement (the "Rights Agreement"), dated as of December 19, 2002, as amended, between NeoMagic Corporation, a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A. (the "Rights Agent"), is being executed at the direction of the Company. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

        WHEREAS, the Company intends to enter into a Securities Purchase Agreement (the "Purchase Agreement"), dated on or about August 19, 2004, with Satellite Strategic Finance Associates, LLC ("Satellite") and certain other investors (together with Satellite, the "Investors"), pursuant to which, among other things, the Investors will purchase up to 5,000 shares of the Company's Series B Convertible Preferred Stock and warrants to purchase up to 2,608,696 shares of the Company's Common Stock.

        WHEREAS, on August 19, 2004, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein; and

        WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

        WHEREAS, the Company and the Rights Agent executed Amendment No. 1 to the Rights Agreement on June 30, 2004 (the "Previous Amendment").

        WHEREAS, pursuant its terms, the Previous Amendment did not go into effect because the Company did not execute and deliver the purchase agreement for the issuance of preferred stock and warrants referred to therein.

        NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

        1.     The Previous Amendment is hereby terminated and superseded in its entirety by this Amendment No. 2.

        2.     Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

        "Notwithstanding anything in this Agreement to the contrary, neither Satellite Strategic Finance Associates, LLC, nor any of its respective Affiliates or Associates (together "Satellite") shall be deemed an Acquiring Person and none of the Acquisition Date, Distribution Date, Section 11(a)(ii) Trigger Date, Section 13(a) Event, Shares Acquisition Date and Triggering Event shall be deemed to occur, in each such case with respect to Satellite as an Acquiring Person, unless Satellite shall become the Beneficial Owner of 25% or more of the Common Shares then outstanding."

        3.     Exhibit C of the Rights Agreement is hereby amended to include the following paragraph:

        "Notwithstanding anything to the contrary, neither Satellite Strategic Finance Associates, LLC, nor any of its respective Affiliates or Associates (together "Satellite") shall be deemed an Acquiring Person and none of the events described in the sections entitled "Distribution Date," "Flip-In," "Flip-Over," "Exchange Provision" and "Redemption of Rights" shall occur, in each such case with respect to Satellite as an Acquiring Person unless Satellite shall become the Beneficial Owner of 25% or more of the Common Shares then outstanding."

        4.     This Amendment shall be deemed to be in full force and effect immediately prior to the execution and delivery of the Purchase Agreement. Except as amended hereby, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

        5.     This Amendment shall be deemed a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

NEOMAGIC CORPORATION		EQUISERVE TRUST COMPANY, N.A. as Rights Agent
By:	/s/ SCOTT SULLINGER	By:	/s/ MICHAEL J. CONNOR
Name:	Scott Sullinger	Name:	Michael J. Connor
Title:	CFO	Title:	Managing Director

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  Exhibit 5
AMENDMENT NO. 2 TO PREFERRED STOCK RIGHTS AGREEMENT